Exhibit (a)(1)(iv)
The Proxy Advisory Group, LLC®

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
CPEX PHARMACEUTICALS, INC.
at
$16.00 Net Per Share
by
RSR ACQUISITION COMPANY
a wholly-owned subsidiary of
SHELTER BAY HOLDINGS, LLC

April 22, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by RSR Acquisition Company (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Shelter Bay Holdings, LLC, a New York limited liability company (“Shelter Bay”), to act as Information Agent in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the “Shares”), of CPEX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at $16.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated April 22, 2010, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by Shelter Bay and its subsidiaries (including the Purchaser), represents at least a majority of the total number of shares outstanding on a fully diluted basis, (b) the Company’s Board of Directors redeeming the associated preferred stock purchase rights or the Purchaser being satisfied, in its sole discretion, that the rights have been invalidated or are otherwise inapplicable to the Offer and the merger of the Company and the Purchaser (or one of its or Shelter Bay’s subsidiaries), (c) the Company’s Board of Directors having approved the Offer and the proposed merger under Section 203 of the Delaware General Corporation Law (“DGCL”) or the Purchaser being satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the Offer and the proposed merger of the Company and the Purchaser (or one of its or Shelter Bay’s subsidiaries), (d) the Purchaser entering into a definitive agreement regarding financing to complete the purchase of all of the outstanding Shares, (e) the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares under the Offer having expired or been terminated and (f) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser’s or Shelter Bay’s ability to acquire the Company or otherwise diminishing the expected value to Shelter Bay of the acquisition of the Company.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.  Offer to Purchase dated April 22, 2010;

2.  Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.  Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Deutsche Bank Trust Company Americas, the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4.  A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup withholding of U.S. federal income tax; and

6.  Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MAY 24, 2010, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 5:00 p.m., New York City time, on Friday, May 21, 2010.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

The Proxy Advisory Group, LLC®

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE PURCHASER, SHELTER BAY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.